As filed with the Securities and Exchange Commission on January 10, 2022

Registration No. 333-228220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-3 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-2242651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Larimer Street #246

Denver, Colorado 80202

1-888-932-6537

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19807

(302) 636-5400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

EXPLANATORY NOTE

Akerna Corp. (“Akerna”, the “registrant”, “we” or “our”) hereby amends its Registration Statement on Form S-1 (No. 333-228220) (the “Form S-1”) by filing this Post–Effective Amendment No. 2 on Form S–3 to Form S-1 (the “Form S-3”) containing an updated prospectus relating to the offer and sale of 5,813,804 shares (the “Warrant Shares”) of the registrant’s common stock, par value $0.0001 per share pursuant to the exercise of 5,813,804 outstanding warrants (the “Warrants”). 6,243,750 Warrants and 6,243,750 Warrant Shares were initially registered by the registrant on the original Form S-4, which became effective on May 14, 2019, which was subsequently amended by Post-Effective Amendment No. 1 on Form S-1 to Form S-4 and August 7, 2020. On June 17, 2019, pursuant to the closing of the business combination registered on the Form S-4, 6,183,115 Warrants exercisable into 6,183,115 Warrants Shares were issued by the registrant. Subsequently, 369,311 Warrants were exercised for 369,311 Warrant Shares, leaving 5,813,804 Warrants exercisable for 5,813,804 Warrant Shares outstanding as of the date of this post-effective amendment. This Form S-3 is being filed to convert the Warrant Shares covered by the Form S-1 to be covered by Form S-3.

Pursuant to Rule 416, this Registration Statement also covers additional securities that may be offered as a result of anti-dilution provisions regarding stock splits, stock dividends, or similar transactions relating to the Warrant Shares issuable upon exercise of the Warrants covered by this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Akerna Corp. may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated January 10, 2022

PRELIMINARY PROSPECTUS

AKERNA CORP.

5,813,804 Shares of Common Stock underlying 5,813,804 Warrants

This prospectus relates to: (i) up to 5,813,804 shares (which we refer to herein as “Warrant Shares”) of common stock, par value $0.0001 per share of Akerna Corp. (which we refer to herein as “Akerna,” the “Company,” “we,” or “us”) issuable from time to time upon the exercise of 5,813,804 whole common share purchase warrants (which we refer to herein as the “Warrants”) issued by us on June 17, 2020 as part of the consummation of a business combination transaction (which we refer to herein as the “Business Combination”) between us, Mtech Acquisition Corp. (which we refer to herein as “Mtech”) and MJ Freeway, LLC; and (ii) such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions regarding stock splits, stock dividends, or similar transactions contained in the Warrant Agreement (as defined below) governing the Warrants.

On November 7, 2018 we filed a registration statement on Form S-4, relating to the Business Combination, which included, in part, the exchange of outstanding redeemable warrants of Mtech for the Warrants on a one for one basis. Upon closing of the Business Combination on June 17, 2019, we issued 6,183,115 Warrants to holders of Mtech redeemable warrants. As of the date of this prospectus, 5,813,804 Warrants issued pursuant to the Business Combination remain outstanding and are exercisable for 5,813,804 Warrant Shares. Each Warrant is exercisable at a price of $11.50 per Warrant Share, subject to adjustment, until June 17, 2024, or earlier upon redemption or liquidation.

We may receive proceeds from the exercise of Warrants other than pursuant to any applicable cashless exercise provisions.

The Company has paid all of the registration expenses incurred in connection with the registration of the issuance of the Warrant Shares. The Company will not pay any commissions, broker fees or other compensation in relation to the exercise of the Warrants or the solicitation of the exercise of the Warrants.

Our common stock is listed on the Nasdaq Capital Market under the symbol “KERN”. On January 7, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.72 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in our securities..

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED       , 2022

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes and incorporates by reference exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless otherwise indicated, any reference to Akerna, or as “we”, “us”, or “our” refers to Akerna Corp. and its consolidated subsidiaries (“Akerna” or the “Company”).

ii

PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning the Offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and documents, including financial statements incorporated herein by reference. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

Summary of Our Business

Akerna is a leading provider of enterprise software solutions within the cannabis industry. Cannabis businesses face significant complexity due to the stringent regulations and restrictions that shift based on regional, state, and national governing bodies. As the first to market more than ten years ago, Akerna’s family of software platforms enable regulatory compliance and inventory management across the entire supply chain. When the legal cannabis market started to grow, we identified a need for organic material tracking and regulatory compliance software as a service (SaaS) solution customized specifically for the unique needs of the industry. By providing an integrated ecosystem of applications and services that enables compliance, regulation, consumer safety and taxation, Akerna is building the technology backbone of the cannabis industry. While designed specifically for the unique needs of the cannabis market, our solutions are adaptable for other industries requiring government regulatory oversight, or where the tracking of organic materials from seed or plant to end products is desired.

Executing upon our expansion strategy, we acquire complementary cannabis brands to grow the scope of Akerna’s cannabis ecosystem. Throughout 2019 and 2021, we integrated five new brands into the Akerna product and service offering. Our first acquisition, solo sciences, was initiated in the fall of 2019, with the full acquisition completed in July 2020. We added Trellis Solutions to our portfolio on April 10, 2020 and finalized the acquisition of Ample Organics and Last Call Analytics on July 7, 2020. On April 1, 2021, we completed our acquisition of Viridian Sciences. On October 1, 2021, we completed our acquisition 365 Cannabis. Through our growing family of companies, Akerna provides highly versatile platforms that equip our clients with a central data management system for tracking regulated products. Our solutions also provide clients with integrated security, transparency, and scalability capabilities, all while maintaining compliance with their governing regulations.

On the commercial side, our products help state-licensed businesses operate in compliance with applicable regional laws. Our integrated ecosystem provides integrations with third-party vendors and add-ons that enhance the capabilities of our commercial software platforms. On the regulatory side, we provide track and trace solutions that allow state governments to monitor compliance of licensed cannabis businesses.  To date, our software has helped monitor the compliance of more than $20 billion in legal cannabis. While our software facilitates the success of legal cannabis businesses, we do not handle any cannabis-related material, do not process cannabis sales transactions within the United States, and our revenue is generated from a fixed-fee based subscription model and is not related to the type or amount of sales made by our clients.

We drive revenue growth through the development of our product line, our acquisitions and from continued expansion of the cannabis, hemp, and CBD industry. Businesses across the regulated cannabis industry use our solutions. The brand recognition of our existing products, our ability to provide services in all areas of the seed-to-sale life cycle, and our wealth of relevant experience attracts cultivation, manufacturing, and dispensary clients who are seeking comprehensive business optimization solutions. Our software solutions are designed to be scalable, and while mid-market and smaller customers have historically been our primary target segment, we are focused on extending our customer reach to address the needs of the emerging enterprise level operator. We believe these larger multi-state/multi-vertical operations represent significant long-term future growth opportunities as the cannabis industry continues to consolidate at a rapid rate. The sophistication of our platform accommodates the complexities of both multi-vertical and multi-state business needs, making us critical partners and allowing us to cultivate long-term, successful relationships with our clients.

Our principal executive offices are located at 1550 Larimer Street #246, Denver, Colorado 80202, and our telephone number is (888) 932-6537 and our Internet website address is www.akerna.com.  The information on our website is not a part of, or incorporated in, this prospectus. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, located at One State Street Plaza, 30th Floor, New York, NY 10004-1561.

The Offering

Issuer:	Akerna Corp.

Offering:

Up to 5,813,804 Warrant Shares issuable upon exercise of 5,813,804 Warrants

Each Warrant entitles the holder to purchase a Warrant Share at a price of $11.50 per Warrant Share at any time until June 17, 2024. The Warrants were issued pursuant to a warrant agreement entered into between us and Continental Stock Transfer and Trust as warrant agent. See section entitled “Description of Company Capital Stock - Warrants” in this prospectus.

Common stock outstanding prior to the offering:	31,001,884 shares of common stock (1)

Common stock outstanding after the offering:	31,001,884 shares of common stock(1)

Use of Proceeds:	Proceeds from the exercise of the Warrants, if any, will be used for working capital requirements and/or for other general corporate purposes. See the section entitled “Use of Proceeds” in this prospectus..

Listing of Common Stock:	Our common stock is listed on the Nasdaq Capital Market under the symbol “KERN”.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 3 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock shown above to be outstanding is based on the 31,001,884 shares outstanding as of January 5, 2022. The number of shares of common stock outstanding excluding the following as of such date:

●	683,767 shares of common stock issuable upon vesting of outstanding restricted stock units;

●	5,813,804 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $11.50 per share;

●	309,286 shares of common stock issuable upon conversion of exchangeable shares; and

●	459,539 shares of common stock reserved for future issuance under our equity incentive plan.

●	37,037,037 shares of common stock reserved for issuance upon conversion of our outstanding convertible notes. As previously reported, this is an estimate of the number of shares of our common stock underlying the Senior Convertible Notes, with such amount equal to the maximum number of shares issuable upon conversion of the Senior Convertible Notes, assuming for purposes hereof that (x) the Senior Convertible Notes are convertible at $0.54 per share, the conversion floor price, and (y) without taking into account the limitations on the conversion of the Senior Convertible Notes issued by us in a private placement on October 5, 2021. The actual number of shares issued upon conversion of the Senior Convertible Notes may be more or less than this amount. See “Risk Factors” on page 3.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our transition report on Form 10-KT for the six-month transition period ended December 31, 2020, and in our quarterly reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021, which reports are incorporated by reference in this prospectus, together with all of the other information included in this prospectus or incorporated by reference herein, including any documents subsequently filed and incorporated by reference, before making an investment decision with regard to our securities. See “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.

Summary of Risk Factors

The following is a short description of the risks and uncertainties you should carefully consider in evaluating our business and us which are more fully described in our transition report on Form 10-KT for the six-month transition period ended December 31, 2020 and in our quarterly report on Form 10-Q for the period ended March 31, 2021, June 30, 2021, and September 30, 2021, which reports are incorporated by reference in this prospectus. The factors listed below and in the transition report and quarterly report, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Relating to Our Financial Condition and Operating History

●	We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future.

●	We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

●	Our long-term results of operations are difficult to predict and depend on the commercial success of our clients, the continued growth of the cannabis industry generally, and the regulatory environment within which the cannabis industry operates.

●	Direct and indirect consequences of the COVID-19 pandemic may have material adverse consequences.

Risks Related to the Cannabis Industry

●	As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.

o	Marijuana remains illegal under United States federal law

o	Uncertainty of federal enforcement

o	We could become subject to racketeering laws

o	Banking regulations could limit access to banking services and expose us to risk

o	Dividends and distributions could be prevented if our receipt of payments from clients is deemed to be proceeds of crime

o	Further legislative development beneficial to our operations is not guaranteed

o	The cannabis industry could face strong opposition from other industries

o	The legality of marijuana could be reversed in one or more states

o	Changing legislation and evolving interpretations of the law

o	Dependence on client licensing

o	Insurance risks

●	The cannabis industry is an evolving industry and we must anticipate and respond to changes.

Risks related to Our Business

●	A significant portion of our business is and is expected to be, from government contracts, which present certain unique risks.

●	Our operations may be adversely affected by disruptions to our information technology, or IT, systems, including disruptions from cybersecurity breaches of our IT infrastructure.

●	Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

●	We rely on third parties for certain services made available to users of our platforms, which could limit our control over the quality of the user experience and our cost of providing services.

●	Acquisitions and integration issues may expose us to risks.

●	To grow and be successful, we need to attract and retain qualified personnel.

●	We are smaller and less diversified than many of our potential competitors.

●	Our business and stock price may suffer as a result of our limited public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock in an adverse manner, the price and trading volume of our common stock could decline.

Risks related to Intellectual Property

●	Protecting and defending against intellectual property claims may have a material adverse effect on our business.

●	Our success depends in part upon our ability to protect our core technology and intellectual property.

●	Others may assert intellectual property infringement claims against us.

●	Protecting and defending against intellectual property claims may have a material adverse effect on our business.

●	Our success depends in part upon our ability to protect our core technology and intellectual property.

●	Others may assert intellectual property infringement claims against us.

Risks related to Our Charter Documents

●	Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for our common stock and could entrench management.

●	Our corporate opportunity provisions in our Amended and Restated Certificate of Incorporation could enable management to benefit from corporate opportunities that might otherwise be available to us.

●	Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Risks Relating to our Accounting for Certain Warrants

●	Certain of our warrants are accounted for as liabilities and are recorded at fair value upon issuance with any changes in fair value each period reported in our statement of operations, which may have an adverse effect on the market price of our securities.

●	We may face additional risks, including regulatory, litigation, stockholder or other actions and negative impacts on our stock price, as a result of the material weakness in our internal control over financial reporting and revisions to our financial statements.

Risks Relating to Our Common Stock

●	We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute investors’ ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

●	Warrants are exercisable for our common stock, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

●	The market price of our shares of common stock is particularly volatile given our status as a relatively new public company with a generally small and thinly traded public float, which could lead to wide fluctuations in our share price. Stockholders may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses to them.

●	The market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and stockholders may be unable to resell shares of common stock at or above the price at which they are acquired.

●	We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our common stock.

General Risks

●	We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

●	Failure to remediate material weaknesses in internal controls over financial reporting could result in material misstatements in our financial statements.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

●	Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

●	Our operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics.

Additional Risks

Risks Relating to the Senior Convertible Notes

The issuance of shares of our common stock pursuant to our Senior Convertible Notes may result in significant dilution to our stockholders.

The conversion of our outstanding Senior Convertible Notes, issued on October 5, 2021, could result in the issuance of a significant number of shares of our common stock. Currently, the $20 million principal amount of Senior Convertible Notes is convertible at a price of $4.05 per share, which would result in the issuance of 4,938,272 shares of our common stock upon the conversion of the Senior Convertible Notes in full. At the option of Akerna, the installment payments on the Senior Convertible Notes can be converted into shares of common stock of Akerna at a price per share equal to the lower of (i) the conversion price then in effect, or (ii) the greater of (x) the floor price of $0.54 and (y) 90% of the lower of (A) the volume-weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (B) the quotient of (I) the sum of the volume-weighted average price of the common stock for each of the two (2) trading days with the lowest volume-weighted average price of the common stock during the ten consecutive trading day period ending on and including the trading day immediately prior to the applicable date of determination, divided by (II) two.

Due to the variable nature of the adjustments of installment conversion prices and the formula that sets certain conversion prices of these securities based on a discount to the then-current market price, we could issue up to 37,037,037 shares of common stock upon conversion of the Senior Convertible Notes at the floor price, which may result in significant dilution to our stockholders and could negatively impact the trading price of our common stock.

Our obligations to the holders of our Senior Convertible Notes are secured by a security interest in substantially all of our assets, if we default on those obligations, the Senior Convertible Note holders could foreclose on our assets.

Our obligations under the Senior Convertible Notes, issued on October 5, 2021, and the related transaction documents are secured by a security interest in substantially all of our assets. As a result, if we default on our obligations under such Senior Convertible Notes, the collateral agent on behalf of the holders of the Senior Convertible Notes could foreclose on the security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations and investors may lose all or part of your investment.

Events of default under the Senior Convertible Notes include: (i) the failure of the registration statement to which this prospectus relates (under the registration rights agreement between the Company and the holders) to be filed with the SEC or the failure of the applicable registration statement to be declared effective by the SEC by deadlines set forth in the registration rights agreement; (ii) (x) the effectiveness of the applicable registration statement lapses for any reason or such registration statement is unavailable to any holder of registrable securities and Rule 144 (subject to certain conditions) is not unavailable to any holder of the conversion shares; (iii) suspension of trading of the Company’s common stock on a national securities exchange for five days; (iv) uncured conversion failure; (v) failure by the Company to maintain required share allocations for the conversion of the Senior Convertible Notes; (vi) failure by the Company to pay principal when due; (vii) failure of the Company to remove restricted legends from shares issued to a holder upon conversion of the Senior Convertible Notes; (viii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness of the Company; (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any subsidiary and not dismissed within 45 days of initiation; (x) the commencement by the Company or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (xi) the entry by a court of a decree, order, judgment or other similar document in respect of the Company or any subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (xii) final judgment for the payment of money aggregating in excess of $50,000 are rendered against the Company or any subsidiary of the Company and not bonded or discharged within 30 days; (xiii) failure of the Company or any subsidiary to pay when due any debts in excess of $50,000 due to any third party; (xiv) breaches by the Company or any subsidiary of any representations or warranties in the securities purchase agreement for the Senior Convertible Notes or any document contemplated thereby; (xv) a false or inaccurate certification by the Company that either (A) the “Equity Conditions” (as defined in the Senior Convertible Notes) are satisfied, (B) there has been no “Equity Conditions Failure,” (as defined in the Senior Convertible Notes) or (C) as to whether any Event of Default has occurred; (xvi) failure of the Company or any subsidiary to comply with certain of the covenants in the Senior Convertible Notes; (xvii) the occurrence of (A) at any time after the six month anniversary of the issuance date, any current public information failure that remains outstanding for a period of twenty (20) trading days or (B) any restatement of any financial statements of the Company filed with the SEC; (xviii) any material adverse effect occurring; (xix) any provision of any transaction document shall at any time for any reason cease to be valid and binding or enforceable; (xx) any security document shall for any reason (other than pursuant to the express terms thereof or due to any failure or omission of the collateral agent) fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien; (xxi) any material damage to, or loss, theft or destruction of, any collateral, that is material to the business of the Company or any subsidiary and is not reimbursed by insurance; or (xxii) any Event of Default occurs under any other Senior Convertible Notes.

The holders of the Senior Convertible Notes have certain additional rights upon an event of default under such Senior Convertible Notes, which could harm our business, financial condition, and results of operations and could require us to reduce or cease our operations.

Under the Senior Convertible Notes, the holders have certain rights upon an event of default. Such rights include (i) the remaining principal amount of the Senior Convertible Notes bearing interest at a rate of 15% per annum, (ii) during the event of default the holders of the Senior Convertible Notes will be entitled to convert all or any portion of the Senior Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the lower of (x) the volume weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (y) the quotient of (A) the sum of the volume weighted average price of the common stock for each of the two (2) trading days with the lowest volume weighted average price of the common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (B) two, but not less than the floor price, and (iii) the holder having the right to demand redemption of all or a portion of the Senior Convertible Notes, as described below. At any time after certain notice requirements for an event of default are triggered, a holder of Senior Convertible Notes may require us to redeem all or any portion of the convertible note by delivering written notice. The redemption price will equal the greater of (i) 115% of the outstanding principal of the convertible note to be redeemed and accrued and unpaid interest and unpaid late charges thereon, and (ii) an amount equal to the market value of the shares of the common stock underlying the Senior Convertible Notes, as determined in accordance with the Senior Convertible Notes. Upon the occurrence of certain events of default relating to the bankruptcy of Akerna, whether occurring prior to or following the maturity date, Akerna will be required to immediately redeem the Senior Convertible Notes, in cash, for an amount equal to 115% of the outstanding principal of the Senior Convertible Notes, and accrued and unpaid interest and unpaid late charges thereon, without the requirement for any notice or demand or other action by any holder or any other person or entity. We may not have sufficient funds to settle the redemption price and, as described above, this could trigger rights under the security interest granted to the holders and result in the foreclosure of their security interests and liquidation of some or all of our assets.

The exercise of any of these rights upon an event of default could substantially harm our financial condition, substantially dilute our other shareholders and force us to reduce or cease operations and investors may lose all or part of their investment.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are based on information available to our management as of the date of this prospectus and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, in particular the substantial risks and uncertainties related to the ongoing COVID-19 pandemic. Important factors that could cause such differences include, but are not limited to:

●	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

●	our short operating history makes it difficult to evaluate our business and future prospects;

●	our dependence on the commercial success of our clients, the continued growth of the cannabis industry and the regulatory environment in which the cannabis industry operates;

●	our ability to attract new clients on a cost-effective basis and the extent to which existing clients renew and upgrade their subscriptions;

●	the timing of our introduction of new solutions or updates to existing solutions;

●	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

●	our ability to respond to changes within the cannabis industry;

●	the effects of adverse changes in, or the enforcement of, federal laws regarding our clients’ cannabis operations or our receipt of proceeds from such operations;

●	our ability to manage unique risks and uncertainties related to government contracts;

●	our ability to manage and protect our information technology systems;

●	our ability to maintain and expand our strategic relationships with third parties;

●	our ability to deliver our solutions to clients without disruption or delay;

●	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

●	our ability to expand our international reach;

●	our ability to retain or recruit officers, key employees, and directors;

●	our ability to raise additional capital or obtain financing in the future;

●	our ability to successfully integrate acquired businesses with Akerna’s business within anticipated timelines and at their expected costs;

●	our ability to complete planned acquisitions on time or at all due to failure to obtain stockholder approval or governmental or regulatory clearances, or the failure to satisfy other conditions to completion, or the failure of completion for any other reason;

●	our response to adverse developments in the general market, business, economic, labor, regulatory, and political conditions, including worldwide demand for cannabis and the spot price and long-term contract price of cannabis;

●	our response to competitive risks;

●	our ability to protect our intellectual property;

●	the market reaction to negative publicity regarding cannabis;

●	our ability to manage the requirements of being a public company;

●	our ability to service our convertible debt;

●	our accounting treatment of certain of our private warrants;

●	our ability to effectively manage any disruptions to our business and/or any negative impact to our financial performance caused by the economic and social effects of the COVID-19 pandemic and measures taken in response; and

●	other factors discussed in other sections of this prospectus, including the section titled “Risk Factors,” and in the Company’s transition report for the six-month period ended December 31, 2020 on Form 10-KT, incorporated herein by reference, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

RECENT DEVELOPMENTS

At the Market Equity Program

On July 23, 2021, we entered into an Equity Distribution Agreement with Oppenheimer & Co. Inc. and A.G.P./Alliance Global Partners. Pursuant to the terms of the Agreement, we may offer and sell from time to time, up to $25 million of shares of our common stock. While no assurance can be provided that we will be able to raise capital under such program, we intend to use the net proceeds from the sale of our shares of common stock, if any, for general corporate purposes, including working capital, marketing, product development, capital expenditures and merger and acquisition activities.

As of January 5, 2022, we have raised $1.9 million through the issuance of 556,388 shares through the above program,

PPP Loan Forgiveness

On September 3, 2021, our outstanding loan from KeyBank under the Paycheck Protection Program was forgiven, and we received notification that the SBA remitted the full forgiveness payment to KeyBank. The loan forgiveness of $2.2 million was recorded as a gain on loan forgiveness in our income statement and we derecognized the outstanding loan balance and accrued interest on the balance sheet.

Acquisition of 365 Cannabis

On October 1, 2021, we closed our previously announced the 365 Agreement with the shareholders (the “Sellers”) of 365 Cannabis pursuant to which we acquired all right, title and interest in 100% of the issued and outstanding capital stock of 365 Cannabis (calculated on a fully diluted basis), free and clear of all liens. The 365 Agreement was previously described in and filed with our Current Report on Form 8-K, filed with the SEC on September 21, 2021.

The consideration amount under the 365 Agreement was $17 million (the “Purchase Price). As previously reported, the Purchase Price was payable as (a) at least $4 million of cash (the “Cash Consideration”) and (b) a number of fully paid and nonassessable shares of our common stock, par value $0.0001 per share, that is equal to the Purchase Price less the Cash Consideration divided by $3.36, with the Cash Consideration being subject to upward adjustment by us in our sole discretion at closing. At the closing, we elected to pay $4.5 million in Cash Consideration, and the parties agreed to approximately $500,000 of Cash Consideration being moved to 12 months after the closing. Therefore, we issued 3,571,429 shares of common stock (the “Stock Consideration”), representing an aggregate value of approximately $12 million. 357,143 shares of the Stock Consideration will be held in escrow for a period of, and will be released from escrow after a period of, 12 months, subject to certain indemnity claims under the 365 Agreement. The shares of common stock are also subject to a lock-up agreement between us and the Sellers and will be released from lock-up as follows: (a) 50% of the Stock Consideration six months from the date of the closing, (b) 25% of the Stock Consideration nine months from the date of closing and (c) the remaining 25% of the Stock Consideration one year from the date of the closing.

Convertible Note Financing

On October 5, 2021, we entered into a Securities Purchase Agreement (the “SPA”) with two institutional investors (each a “Holder” and collectively the “Holders”) to sell a new series of senior secured convertible notes the “Senior Convertible Notes”) of the Company in a private placement to the Holders, in the aggregate principal amount of $20,000,000.

On October 5, 2021, we issued the Senior Convertible Notes to the Holders in an aggregate original principal amount of $20,000,000, in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D under the Securities Act, based in part on the representations of the Holders in the SPA.

In connection with the issuance of the Senior Convertible Notes, on October 5, 2021, the following agreements were entered into by us and other parties: (1) we entered into the Security and Pledge Agreement with the lead investor, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for all holders of the Notes; (2) certain subsidiaries of the Company entered into the Guaranty Agreement with the Collateral Agent; (3) we entered into a Voting Agreement with certain shareholders of the Company; and (4) we entered into a Registration Rights Agreement with the Holders.

Also in connection with the issuance of the Senior Convertible Notes, on October 5, 2021, we used approximately $3.3 million of the proceeds from the sale of the Senior Convertible Notes to payoff the remaining amounts payable under the Company’s prior convertible notes issued to the Holders on June 9, 2020 (the “2020 Notes”). Pursuant to the payment of all amounts payable thereunder the 2020 Notes were extinguished and cancelled and the related securities purchase agreement dated June 8, 2020 has terminated.

USE OF PROCEEDS

From time to time, when Warrants are exercised, we will receive proceeds equal to the aggregate exercise price of such Warrants. Assuming that all of the Warrants are exercised prior to the expiry time and that no adjustment based on the anti-dilution provisions contained in the indenture governing the Warrants has taken place, the gross proceeds to us will be approximately $66.86 million. The net proceeds from the exercise of Warrants are currently intended to be used for working capital requirements and/or for other general corporate purposes.

The actual amount that we spend in connection with each of the intended uses of proceeds will depend on a number of factors, including those described in the “Risk Factors” section beginning on 5 of this Prospectus.

Depending on opportunities, economic conditions and the results of the activities described above we may use a portion of the proceeds allocated above to invest in strategic acquisitions or complete other corporate activities designed to achieve our corporate goals. Estimated costs and the scope of activities cannot be determined at this time.

DIVIDEND POLICY

 We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends is restricted by agreements governing Akerna’s and its subsidiaries’ debt, including the Company’s senior secured convertible notes. See “Risk Factors” above.

MARKET FOR COMMON SHARES

Our shares of common stock trade on the Nasdaq Capital Market under the symbol “KERN”. On January 7, 2022, the last reported sale price of the common stock on the Nasdaq Capital Market was $1.72 per share. As of January 5, 2022, there were 31,001,884 shares of common stock issued and outstanding, and we had approximately 255 registered shareholders of record.

DESCRIPTION OF CAPITAL STOCK

As of January 5, 2022, our authorized common stock capital consists of 75,000,000 shares of common stock, $0.0001 par value per share, of which 31,001,884 shares of common stock are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which one share of special voting preferred stock is issued and outstanding with a voting equivalent of 309,286 shares of common stock. We are a Delaware corporation and our affairs are governed by our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The following are summaries of material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws insofar as they relate to the material terms of our common stock. Complete copies of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are filed as exhibits to our public filings.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of Akerna and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of Akerna, in the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of Preferred Stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of Preferred Stock, the board of directors is required by the Delaware General Corporation Law, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of Preferred Stock may have specific financial and other terms that will be described in a prospectus. The description of the Preferred Stock that is set forth in any prospectus is not complete without reference to the documents that govern the Preferred Stock. These include our certificate of incorporation and any certificates of designation that our board of directors may adopt.

All shares of Preferred Stock offered hereby will, when issued, be fully paid and nonassessable, including shares of Preferred Stock issued upon the exercise of Preferred Stock Warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Special Voting Share

The special voting share has a par value of $0.0001 per share. The special voting share entitles the holder thereof to an aggregate number of votes equal to the number of the Exchangeable Shares issued and outstanding from time to time and that are not owned by us or our subsidiaries. Except as otherwise provided herein or by law, the holder of the special voting share and the holders of our common stock will vote together as a single class on all matters submitted to a vote of Akerna’s shareholders. With respect to all meetings of shareholders of Akerna at which holders of Akerna shares are entitled to vote, each registered holder of Exchangeable Shares shall be entitled to instruct the trustee holding the special voting share to cast and exercise, in the manner instructed, that number of votes equal to the “Equivalent Vote Amount” for each Exchangeable Share owned of record by such holder of Exchangeable Shares at the close of business on the record date established by Akerna or by applicable law for such meeting, in respect of each matter, question, proposal or proposition to be voted on at such meeting. At such time as the special voting share has no votes attached to it, the special voting share shall be automatically cancelled.

Exchangeable Shares

The Exchangeable Shares of Exchangeco are intended to be substantially economically equivalent to shares of our common stock. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of Exchangeco include the following:

●	any holder of Exchangeable Shares of Exchangeco is entitled to require Exchangeco to redeem any or all of the Exchangeable Shares registered in his/her name in exchange for one share of our common stock for each Exchangeable Share presented and surrendered;

●	in the event Akerna declares a dividend on its common stock, the holders of Exchangeable Shares of Exchangeco are entitled to receive from Exchangeco the same dividend, or an economically equivalent dividend, on their Exchangeable Shares;

●	the holders of the Exchangeable Shares of Exchangeco are not entitled to receive notice of or to attend any meeting of the shareholders of Exchangeco or to vote at any such meeting, except as required by law or as specifically provided in the Exchangeable Share conditions; and

●	the holders of Exchangeable Shares of Exchangeco are entitled to instruct the Trustee to vote the special voting stock as described above.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement, entered into on July 7, 2020 by and among the Company, ExchangeCo, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary. As of the date hereof, 2,985,288 shares of common stock of Akerna have been issued on conversion of Exchangeable Shares.

Registration Rights

We have granted registration rights under the Securities Act to certain holders of our common stock in relation to our acquisitions of Ample and 365 Cannabis and in relation to our issuance of the Senior Convertible Notes. In relation to Ample, we agreed to file and maintain, until no Exchangeable Shares remain outstanding, a registration statement regarding the exchange of the Exchangeable Shares into shares of our common stock pursuant to their terms. In relation thereto, we filed a registration statement on Form S-1 on July 9, 2020 (333-239783) which was brought effective on August 14, 2020, as amended on January 8, 2021 and as amended on Form S-3 on May 24, 2021. In relation to the acquisition transaction of 365 Cannabis, we have agreed to register the shares of common stock issuable upon initial closing of the transaction and upon settlement of the earn-out provision, if any. In relation to our issuance of the Senior Convertible Notes, we have agreed to file the registration statement of which this prospectus forms a part. We are also obligated to maintain such registration statement until the earlier of (i) the date as of which all of the holders may sell all of the conversion shares required to be covered by such registration statement without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (ii) the date on which the holders shall have sold all of the registrable securities covered by such registration statement or (iii) the later of (x) ninety (90) calendar days after the date no Senior Convertible Notes remain outstanding and (y) the first anniversary of the maturity date of the Senior Convertible Notes. We may also be required in the future to file amendments to these registration statements to maintain effectiveness.

Election of Directors

Our Class I Directors hold office until the 2022 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class II Directors held office until the 2023 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class III Directors hold office until the 2024 annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the votes cast at the annual meeting by the holders of common stock present in person or represented by proxy and entitled to vote at such meeting. There is no cumulative voting for directors.

Anti-Takeover Provisions

Our Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions:

●	create a staggered Board of Directors making it more difficult for stockholders to remove a majority of the Board of Directors and take control;

●	grant the Board of Directors the ability to designate the terms of and issue new series of preferred shares, which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock;

●	impose limitations on our stockholders’ ability to call special stockholder meetings;

●	make it more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

 Warrants

Each Warrant entitles the registered holder to purchase one Warrant Share at a price of $11.50 per share, subject to adjustment as discussed below. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to such Warrant Shares. If a registration statement covering the Warrant Shares issuable upon exercise of the Warrants is not effective, Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of Warrant Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Warrant Shares for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on June 17, 2024, or earlier upon redemption or liquidation.

The exercise price and number of Warrant Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

Akerna may call the Warrants for redemption, subject to certain exceptions, in whole and not in part, at a price of $0.01 per warrant, at any time during the exercise period, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and if, and only if, there is a current registration statement in effect with respect to the Warrant Shares underlying such warrants. The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such Warrant.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Warrant Shares.

No fractional Warrant Shares will be issued upon exercise of the Warrants. If, by reason of any adjustment made pursuant to the warrant agreement, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a Warrant Share, Akerna will, upon exercise, round up to the nearest whole number the number of Warrant Shares to be issued to the Warrant holder.

The Warrants are issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Akerna. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

PLAN OF DISTRIBUTION

This prospectus relates to up to 5,813,804 Warrant Shares issuable from time to time upon the exercise of 5,813,804 Warrants and such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions contained in the warrant agreement governing the Warrants.

On November 7, 2018 we filed a registration statement on Form S-4, relating to the Business Combination, which included, in part, the exchange of outstanding redeemable warrants of Mtech for the Warrants on a one for one basis. Upon closing of the Business Combination on June 17, 2019, we issued 6,183,115 Warrants to holders of Mtech redeemable warrants. As of the date of this prospectus, 5,813,804 Warrants issued pursuant to the Business Combination remain outstanding and are exercisable for 5,813,804 Warrant Shares. Each Warrant is exercisable at a price of $11.50 per Warrant Share, subject to adjustment, until June 17, 2024, or earlier upon redemption or liquidation.

The Warrant Shares to which this prospectus relates will be sold directly by the Company to holders of Warrants on the exercise of such Warrants. No underwriters, dealers or agents will be involved in these sales. No underwriter, dealer or agent has been involved in the preparation of, or has performed any review of, this prospectus.

EXPERTS

The consolidated financial statements of Akerna as of December 31, 2020, June 30, 2020 and 2019, for the six months ended December 31, 2020 and for each of the two years in the period ended June 30, 2020 included in our transition report on Form 10-KT which is incorporated herein by reference, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Solo as of December 31, 2019 and 2018 and for years then ended included in our current report on Form 8-K as filed with the SEC on May 29, 2020 and incorporated herein by reference, have been audited by Marcum LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of 365 Cannabis as of December 31, 2020 and for year then ended included in our current report on Form 8-K as filed with the SEC on December 14, 2021 and incorporated herein by reference, have been audited by Marcum LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ample as of December 31, 2019 and 2018 and for years then ended included in our current report on Form 8-K as filed with the SEC on July 8, 2020 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, which report includes an explanatory paragraph as to the ability of Ample to continue as a going concern as described in Note 1 to the financial statements, and are included in reliance on such report given upon such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for Akerna by Dorsey & Whitney LLP.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus.  Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

The following documents have been filed by us with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus.

(a)	our Transition Report on Form 10-KT for the six-month period ended December 31, 2020, which report contains our audited consolidated financial statements and the notes thereto as of December 31, 2020 and June 30, 2020 and 2019 and for the six-month transition period ended December 31, 2020 and for the fiscal years ended June 30, 2020 and 2019, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the six-month period ended December 31, 2020 and the fiscal years ended June 30, 2020 and 2019, as filed with the SEC on March 31, 2021;

(b)	our Proxy Statement on Schedule 14A in connection with our June 7, 2021 annual general meeting of stockholders, to the extent such information is specifically incorporated by reference into Part III of our Transition Report on Form 10-KT for the fiscal year ended December 31, 2020, as filed with the SEC on April 27, 2021;

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which report contains the unaudited condensed consolidated financial statements of the Company and the notes thereto as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2021 and 2020, as filed with the SEC on May 21, 2021;

(d)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which report contains the unaudited condensed consolidated financial statements of the Company and the notes thereto as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2021 and 2020, as filed with the SEC on August 12, 2021

(e)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which report contains the unaudited condensed consolidated financial statements of the Company and the notes thereto as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three and nine months ended September 30, 2021 and 2020, as filed with the SEC on November 12, 2021;

(f)	Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on May 29, 2020, which exhibit contains the financial statements of Solo as of December 31, 2019 and 2018 and for years then ended, together with the auditor’s report thereon;

(g)	Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on July 8, 2020, which exhibit contains the consolidated financial statements of Ample as of December 31, 2019 and 2018 and for years then ended, together with the auditor’s report thereon;

(h)	pages F-50 through F-64 and F-108 through F-112 of our prospectus dated January 25, 2021, as filed with SEC on February 10, 2021, which pages contain, respectively (i) the unaudited condensed consolidated financial statements of Ample Organics Inc. as of and for the three and six months ended June 30, 2020 and 2019 and (ii) the unaudited pro forma condensed combined statement of operations of Akerna, Solo and Ample for the year ended June 30, 2020;

(i)	Exhibits 99.1, 99.2 and 99.3 to our Current Report on Form 8-K/A, as filed with the SEC on December 14, 2021, which exhibits contain (i) the audited consolidated financials statements of 365 Cannabis as of and for the year ended December 31, 2020, the related notes thereto and the independent auditor’s report therein, (ii) the unaudited condensed consolidated financial statements of 365 Cannabis as of and for the period ended September 30, 2021 and related notes thereto, and (iii) the unaudited pro forma condensed combined financials of the Company giving effect to the acquisition of 365 Cannabis;

(j)	our Current Reports on Form 8-K as filed on January 14, 2021, February 3, 2021, March 16, 2021, April 26, 2021, April 30, 2021, June 7, 2021 July 23, 2021; September 21, 2021; October 4, 2021, October 5, 2021, October 12, 2021 and December 14, 2021;

(k)	The description of the common stock contained in the registration statement on Form 8-A of MTech Acquisitions Corp. with the SEC on January 26, 2018, including any amendment or report filed for purposes of updating such description. The Company is the successor issuer to MTech Acquisitions Corp.; and

(l)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

AKERNA CORP.
1550 Larimer Street #246

Denver, Colorado 80202

Attention: John Fowle, Secretary

Telephone: 1-888-932-6537

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at www.akerna.com.

PROSPECTUS

AKERNA CORP.

5,813,804 SHARES OF COMMON STOCK

January        , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$8,702.54
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$10,000
Printing and Engraving Expenses	$0
Miscellaneous Expenses	$0
Total	$33,792.54

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Amended and Restated By-Laws of Akerna contains provisions which are designed to provide mandatory indemnification of directors and officers of Akerna to the full extent permitted by law, as now in effect or later amended. The Amended and Restated By-Laws further provide for reimbursement and advances of payment of expenses actually and reasonably incurred by a current or former director or officer of Akerna under the circumstances contained therein.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17- UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has authorized this registration statement to be signed on its behalf by the undersigned, in the city of Denver, Colorado on January 10, 2022.

AKERNA CORP.

By:	/s/ John Fowle
	Name:	John Fowle
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jessica Billingsley and John Fowle as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jessica Billingsley	Chief Executive Officer and Director	January 10, 2022
Jessica Billingsley	(Principal Executive Officer)

/s/ John Fowle	Chief Financial Officer	January 10, 2022
John Fowle	(Principal Financial and Accounting Officer)

/s/ Scott Sozio	Director	January 10, 2022
Scott Sozio

/s/ Tahira Rehmatullah	Director	January 10, 2022
Tahira Rehmatullah

/s/ Matthew Kane	Director	January 10, 2022
Matthew Kane

/s/ Barry Fishman	Director	January 10, 2022
Barry Fishman

EXHIBIT INDEX

Exhibit
Number	Description
2.1+	Agreement and Plan of Merger, dated as of October 10, 2018, by and among MTech Acquisition Corp., Akerna Corp., Purchaser Merger Sub Inc., Company Merger Sub LLC, MTech Sponsor LLC in the capacity as the Purchaser Representative thereunder, MJ Freeway LLC and Harold Handelsman in the capacity as the Seller Representative thereunder (incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

2.2	First Amendment to Agreement and Plan of Merger, effective as of April 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Purchaser Merger Sub Inc., MTech Company Merger Sub LLC, MTech Sponsor LLC,, in the capacity as the Purchaser Representative under the Merger Agreement, MJ Freeway LLC, and Jessica Billingsley, in the capacity as the Seller Representative under the Merger Agreement (incorporated by reference to Exhibit 2.2 to the registrant’s Registration Statement on Form S-4/A (File No. 333-228220))

2.3	Arrangement Agreement dated December 18, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 18, 2019)

2.4	Amendment to Arrangement Agreement dated February 28, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2020)

2.5	Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

2.6	Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

3.1	Amended and Restated Certificate of Incorporation of Akerna Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.2	Amended and Restated Bylaws of Akerna Corp. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-KT filed by the registrant on March 31, 2021)

3.3	Certificate of Designation for the Special Voting Share (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.3	Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

4.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.5	Form of Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.6	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.7	Form of Guaranty Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.8	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)]

4.9	Form of Voting Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consents of Marcum LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signatures pages hereto)

*	Filed herewith.